                                                                    Exhibit 99.1

[HARRIS INTERACTIVE LOGO]

FOR IMMEDIATE RELEASE

      HARRIS INTERACTIVE FISCAL SECOND QUARTER CONSOLIDATED REVENUE UP 51%;
                            ORGANIC REVENUE GROWS 9%
NOTEWORTHY POINTS
o Organic sales bookings increase 16% to $46.3 million, setting new quarterly record
o Wirthlin Worldwide and Harris Interactive organizational realignment complete
o Dr. Gordon S. Black resigns as director of the Company
o Operating Income declines year over year including effect of one-time cost of $0.8 million

ROCHESTER, NY -- FEBRUARY 3, 2005 -- Harris Interactive(R) (NASDAQ:HPOL) released its financial results for the second quarter of fiscal 2005.

FISCAL SECOND QUARTER RESULTS
Revenue, which includes $13.9 million from Wirthlin and $1.1 million from Novatris, was $54.4 million for the quarter, up 51% compared with $36.1 million of revenue for the same period a year ago. Organic revenue, not including revenue from Novatris (acquired in March 2004) and Wirthlin (acquired in September 2004), was $39.4 million, up 9% from last year. Global Internet revenue, including $1.1 million from Wirthlin and $1.0 million from Novatris, was $25.9 million, up 29% from the $20.0 million of Internet revenue reported for the same period a year ago. U.S. Internet revenue, including $1.1 million from Wirthlin, increased 22% to $23.1 million. For the quarter, Internet revenue comprised 48% of global revenue, and 59% of the U.S. revenue. The impact of foreign currency fluctuations added $0.7 million to revenue this quarter.

Operating income for the quarter was $2.3 million, which includes $1.2 million from Wirthlin and zero income from Novatris, compared with operating income of $3.1 million reported last year. The Company recorded a one-time cost of $0.8 million to reflect payment obligations to Dr. Gordon S. Black, former chairman of Harris Interactive, under the terms of his employment agreement which expired December 31, 2004. Net income for the quarter was $1.4 million, including the one-time after-tax costs of $0.5 million for Dr. Black's severance. Earnings per share for the quarter were $0.02 per fully diluted share, including $0.01 of one-time costs for Dr. Black, compared with $2.2 million, or $0.04 per share, reported in the second quarter of fiscal 2004.

Sales bookings, which do not include Wirthlin, set a new record of $46.3 million, up 16% from last year's pace. "We now have clear evidence that our investment in sales is beginning to pay off. We will continue with our plan to invest in sales growth," stated Robert E. Knapp, chairman and CEO. "However, we got ahead of ourselves with other costs, and now will focus on improving our margins in the second half of the fiscal year," Knapp concluded.

FISCAL YEAR-TO-DATE RESULTS
Revenue for the six-month period ended December 31, 2004, was $95.2 million, up 37% from $69.4 million reported last year. Six month organic revenue, which excludes $16.4 million from WirthlinWorldwide and $2.2 million from Novatris, was $76.6 million, an increase of 10% from a year ago. For the six months ended December 31, 2004, global Internet revenue, including $1.1 million for Wirthlin and $1.9 million from Novatris, was $50.1 million, up 32% from $37.9 million for the same period a year ago.

Operating income for the six month period ended December 31, 2004 decreased 2% to $4.9 million, which includes $0.8 million of one-time costs discussed above as well as income of $1.4 million from Wirthlin and $0.2 million from Novatris, compared with operating income of $5.0 million for the same period a year ago. Net income for the six months ended December 31, 2004, was $3.1 million, or $0.05 per fully diluted share, which includes one-time after-tax costs of $0.5 million, or $0.01 per share for Dr. Black, compared to net income of $3.5 million, or $0.06 per fully diluted share, for the same period a year ago, for the same period a year ago.

GUIDANCE
The Company expects revenue in the range of $54 to $55 million for the fiscal third quarter, with earnings of $0.03 to $0.04 per fully diluted share which includes approximately $0.01 per share of one-time costs related to expense reduction actions. Revenue for the full fiscal year is expected to range from $205 to $210 million with earnings per share are estimated to be from $0.15 to $0.17 including approximately $0.02 per share of one-time costs related to Dr. Black's payments and other cost reduction actions.

DR. GORDON S. BLACK RESIGNS
Dr. Gordon S. Black, whose employment agreement expired on December 31, 2004, resigned as a director of the Company, effective February 2, 2005. "Gordon pioneered Internet based market research and his impact on our industry and our company will be felt for years to come." said Knapp.

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION
The Company will conduct a teleconference on Thursday, February 3, 2005 at 5:00 p.m. ET to discuss its second quarter fiscal 2005 results. Robert E. Knapp, chairman and CEO will host the call. Gregory T. Novak, president and COO and Frank J. Connolly, executive vice president and CFO will also participate in the discussion.

To access the conference call, please dial toll-free (800) 289-0544 in the United States and Canada, or (913) 981-5533 internationally by 4:50 p.m. ET on February 3.

A live webcast of the conference call will also be accessible via the Company's website at www.harrisinteractive.com , and an archived version of the webcast will be available for 30 days following the call under the heading "Webcasts" in the "Investor Relations" section of the Company's website. A telephone replay of the call will not be available.

This media release will be available prior to the call at our website: www.harrisinteractive.com/news.


                                       ###

ABOUT HARRIS INTERACTIVE(R)
Harris Interactive Inc. (www.harrisinteractive.com), the 15th largest and fastest-growing market research firm in the world, is a Rochester, N.Y.-based global research company that blends premier strategic consulting with innovative and efficient methods of investigation, analysis and application. Known for The Harris Poll(R) and for pioneering Internet-based research methods, Harris Interactive conducts proprietary and public research to help its clients achieve clear, material and enduring results.

Harris Interactive combines its intellectual capital, databases and technology to advance market leadership through U.S. offices and wholly owned subsidiaries:
London-based HI Europe (www.hieurope.com), Paris-based Novatris (www.novatris.com), Tokyo-based Harris Interactive Japan, through newly acquired WirthlinWorldwide (www.wirthlin.com), a Reston, Virginia-based research and consultancy firm ranked 25th largest in the world, and through an independent global network of affiliate market research companies. EOE M/F/D/V.

To become a member of the Harris Poll Online(SM) and be invited to participate in future online surveys, visit www.harrispollonline.com.

CONTACT:

Dan Hucko
Harris Interactive
585-214-7470

                             HARRIS INTERACTIVE INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                          DECEMBER 31,   JUNE 30,
                                                              2004        2004
                                                          ------------  --------
                           ASSETS
Current assets:
   Cash and cash equivalents                                 $ 19,901   $ 20,906
   Marketable securities                                       21,065     35,658
   Accounts receivable, net                                    34,143     23,876
   Costs and estimated earnings in excess
      of billings on uncompleted contracts                      8,563      5,885
   Other current assets                                         4,554      4,227
   Deferred tax assets                                          5,276      6,340
                                                             --------   --------
              Total current assets                             93,502     96,892

Property, plant and equipment, net                             10,468      6,261
Goodwill                                                      102,611     63,906
Other intangibles, net                                         13,836      2,745
Other assets                                                    1,823      1,937
Deferred tax assets                                            24,608     25,383
                                                             --------   --------
              Total assets                                   $246,848   $197,124
                                                             ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                             7,689      7,638
   Accrued expenses                                            20,394     11,570
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                        18,144     10,756
   Notes payable, current                                       2,299       --
                                                             --------   --------
              Total current liabilities                        48,526     29,964

Deferred tax liabilities                                        3,734        792
Other long-term liabilities                                     1,163        879
Notes payable                                                     933       --

              Total stockholders' equity                      192,492    165,489
                                                             --------   --------
              Total liabilities and stockholders' equity     $246,848   $197,124
                                                             ========   ========

                             HARRIS INTERACTIVE INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, except share and per share data)
                                   (Unaudited)

                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                 DECEMBER 31,                DECEMBER 31,
                                             ------------------            ----------------
                                            2004           2003           2004           2003

Revenue from services                   $    54,440    $    36,126    $    95,176    $    69,393
Cost of services                             26,093         18,139         45,493         35,376
                                        --------------------------    --------------------------
   Gross profit                              28,347         17,987         49,683         34,017
                                                 52%            50%            52%            49%
Operating expenses:
   Sales and marketing expenses               5,655          2,807          9,643          5,582
   General and administrative expenses       18,532         10,899         31,683         21,097
   Depreciation and amortization              1,825          1,195          3,434          2,322
                                        --------------------------    --------------------------
      Total Operating Expenses               26,012         14,901         44,760         29,001

          Operating income                    2,335          3,086          4,923          5,016

Interest and other income, net                   79            122            257            243
                                        --------------------------    --------------------------

Net income before income taxes                2,414          3,208          5,180          5,259

Income tax expense                              994            983          2,072          1,783
                                        --------------------------    --------------------------

Net income                              $     1,420    $     2,225    $     3,108    $     3,476
                                        ==========================    ==========================

Basic net income per share              $      0.02    $      0.04    $      0.05    $      0.06
Diluted net income per share            $      0.02    $      0.04    $      0.05    $      0.06

Weighted average shares outstanding -
                   Basic                 60,633,885     56,073,995     59,269,973     55,472,015
                   Diluted               61,907,721     57,858,897     60,461,547     57,234,936